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

PROSPECTUS SUPPLEMENT                                                 FILE NO. 333-59997
(TO PROSPECTUS DATED JULY 30, 1998 AND PROSPECTUS SUPPLEMENT DATED        RULE 424(B)(3)
FEBRUARY 17, 1999)
PROSPECTUS NUMBER: 1852


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                           MERRILL LYNCH & CO., INC.
                          MEDIUM-TERM NOTES, SERIES B
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
                              FLOATING RATE NOTES

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

PRINCIPAL AMOUNT:       $20,000,000                 ORIGINAL ISSUE DATE:                March 5, 1999


CUSIP NUMBER:           59018S 2F0                  STATED MATURITY DATE:               March 5, 2002


INTEREST CALCULATION:                               DAY COUNT CONVENTION:
/x/ REGULAR FLOATING RATE NOTE                      /x/ ACTUAL/360
/ / INVERSE FLOATING RATE NOTE                      / / 30/360
(FIXED INTEREST RATE):                              / / ACTUAL/ACTUAL


INTEREST RATE BASIS:
/ / LIBOR                                           / / COMMERCIAL PAPER RATE
/ / CMT RATE                                        / / ELEVENTH DISTRICT COST OF FUNDS RATE
/ / PRIME RATE                                      / / CD RATE
/ / FEDERAL FUNDS RATE                              /x/ OTHER (SEE ATTACHED)
/ / TREASURY RATE
DESIGNATED CMT PAGE:                                DESIGNATED LIBOR PAGE:
CMT TELERATE PAGE:                                  LIBOR TELERATE PAGE:
CMT REUTERS PAGE:                                   LIBOR REUTERS PAGE:


INDEX MATURITY:         Daily                       MINIMUM INTEREST RATE:              Not Applicable


SPREAD:                 0.430%                      MAXIMUM INTEREST RATE:              Not Applicable


INITIAL INTEREST RATE:  TBD                         SPREAD MULTIPLIER:                  Not Applicable


INTEREST RESET DATES:   Daily, commencing March 5, 1999, through maturity; subject to following business day convention


INTEREST PAYMENT DATES: Quarterly, on the 5th of March, June, September, and December, commencing
                        June 5, 1999; subject to following business day convention.


INTEREST DETERMINATION  The Interest Determination Dates with respect to the Modified Federal Funds Rate shall be
DATES:                  each Interest Reset Dates. The interest rate effective on each day shall be (a) if such day is an Interest Reset Date, the interest rate determined on the Interest Determination Date occurring on such Interest Reset Date or (b) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date occurring on the immediately preceding Interest Reset Date.


REPAYMENT AT THE
OPTION OF THE HOLDER:   The Notes cannot be repaid prior to the Stated Maturity Date.


REDEMPTION AT THE
OPTION OF THE COMPANY:  The Notes cannot be redeemed prior to the Stated Maturity Date.


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                           MERRILL LYNCH & CO., INC.
                          MEDIUM-TERM NOTES, SERIES B

                       MODIFIED FEDERAL FUNDS RATE NOTES

   Determination of Modified Federal Funds Rate: The Modified Federal Funds Rate shall be determined on the applicable Interest Determination Date relating to the Modified Federal Funds Rate Notes (a "Modified Federal Funds Rate Interest Determination Date"), as the rate on such date for federal funds as set forth on Telerate Page 5 as of 12:00 P.M., New York City time, under the heading "Dow Jones Treasury & Money Markets-Federal Funds-Open". If such rate does not appear on Telerate Page 5 on the related Modified Federal Funds Rate Interest Determination Date, Modified Federal Funds Rate shall mean the rate on such Modified Federal Funds Rate Interest Determination Date as set forth on Telerate Page 4833 as of 12:00 P.M., New York City time, under the heading "MW. Marshall Inc.-New York-Fed Funds O/N-OPN". If such rate does not appear on any of Telerate Pages 5 or 4833 as specified above on the related Modified Federal Funds Rate Interest Determination Date, the Modified Federal Funds Rate for such Modified Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of federal funds transactions in The City of New York selected by the Calculation Agent, and available prior to 9:00 A.M. New York City Time, on such Modified Federal Funds Rate Interest Determination Date; provided, however, that if the brokers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Modified Federal Funds Rate with respect to such Modified Federal Funds Rate Interest Determination Date will be the Modified Federal Funds Rate in effect for such Modified Federal Funds Rate on such Modified Federal Funds Rate Interest Determination Date.

   "Telerate Page" means, when used in connection with any designated page, the display page so designated on Bridge Telerate, Inc. or any successor service.